Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon the strategy of Acquire, Enhance and Grow; Enhancing product acquisitions with improved formulations and effective marketing strategies. Based upon this proven success, the Company is now expanding to a strategy to improve and expand product offerings, strengthen our financial profile, increase alignment with shareholders’ interests and focus intensely on operations. These initiatives underscore the Company’s continuing commitment to build long-term shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

SKIN CANCER SCREENING TOUR
CONTINUES ITS LIFE-SAVING TRIP

Fairfield, NJ—October 6, 2006—Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that to date, The Skin Cancer Screening Tour, sponsored jointly by the Doak Dermatologics subsidiary of Bradley Pharmaceuticals and The Skin Cancer Foundation, has provided free screenings for more than 5000 individuals, and raised considerable public awareness of the importance of regular visits to a dermatologist for early detection of skin cancer. In recognition of the significant contribution Doak Dermatologics is making to The Skin Cancer Screening Tour and to public health, the Skin Cancer Foundation has named the Company’s President and CEO, Daniel Glassman, Vice Chairman of the organization’s 2006 Skin Sense Award Gala to be held at The Pierre Hotel, New York City, on Wednesday, October 11, 2006.

Over the course of the Tour, more than one-third of all the individuals screened in the custom-built Mobile Diagnosis Vehicle (MDv), funded entirely by Bradley, were identified as requiring further medical attention for a cancer-related condition. Participating physicians, all of whom have donated their time, have identified the following:

•	1082 people with Actinic Keratosis, the most common type of precancerous skin lesion affecting 1.3 million people annually;
•	116 with Squamous Cell Carcinoma, a fast growing form of skin cancer that affects 200,000 Americans each year;
•	415 with Basal Cell Carcinoma, affecting more than 800,000 Americans annually; and
•	49 with Melanoma, the most serious form of skin cancer.

An equally-important part of The Skin Cancer Screening Tour is the skin cancer awareness campaign, conducted by Bradley, in major media outlets across the country. This campaign, which has achieved over 60 million media impressions in more than 250 national and local TV, print and radio outlets, is helping to remind the public about the importance of visiting their dermatologist for early detection and treatment. When diagnosed and treated early, skin cancer is often very curable.

Mr. Glassman stated, “Bradley Pharmaceuticals is proud of the contributions its Doak Dermatologics subsidiary has been able to make to educating the public about the importance of annual screenings to detect skin cancer. Increased awareness and widespread public education is a key element in stemming the rising epidemic of skin cancer. I am honored, as a representative of the Company, to be recognized by the Skin Cancer Foundation, and I look forward to contributing to making the Skin Sense Gala a successful event.”

The MDv has conducted screenings along the following route: San Francisco; Los Angeles; Phoenix; Dallas; Houston; Tampa; Miami; West Palm Beach; Atlanta; Nashville; Chicago; Avalon, NJ; Arlington, VA; Washington, DC; Baltimore, MD; Fairfield, NJ; Carey and Charlotte, NC; Philadelphia, PA; Nutley, NJ and Brooklyn, NY. The Tour will be traveling to New York City during October.

To learn more about The Skin Cancer Screening Tour and find a list of upcoming stops, please visit www.skincancerscreeningtour.com.

Additional Information

On September 29, 2006 Bradley filed with the SEC and began mailing to its stockholders a notice of annual meeting and a definitive proxy statement with the SEC, together with a WHITE proxy card that can be used to elect our independent director nominees and to vote upon all the proposals expected to be presented at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF BRADLEY ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BRADLEY AND THE 2006 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by Bradley with the SEC when they become available, by contacting Bradley at Bradley Pharmaceuticals, Inc., Investor Relations, 383 Route 46 West, Fairfield, NJ 07004-2402, or by telephone at (973) 882-1505, ext. 313. Copies of the proxy materials may also be requested by contacting our proxy solicitor, Georgeson, Inc., toll-free at 1-866-856-2826. In addition, documents filed with the SEC by Bradley are available free of charge at the SEC’s website at www.sec.gov.

The Company urges stockholders who may have any questions about voting their shares to contact Bradley’s proxy solicitor, Georgeson, Inc., toll-free at 1-866-856-2826.

Bradley, its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of Bradley’s security holders in connection with its 2006 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.

Safe Harbor For Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, timing of repurchases of shares of common stock and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON(R) E Ointment when and if approved by the FDA and the products incorporating the delivery systems to be developed by Polymer Science; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action, shareholder derivative lawsuits and controversies or proceedings arising out of the current proxy contest), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.